EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		February 8, 2005
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE ANNOUNCES RECORD ANNUAL SALES AND EARNINGS

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported financial results for the quarter and year ended December 31, 2004.

Net sales for the fourth quarter of 2004 increased 20% to $147.5 million compared to $123.1 million during the fourth quarter of 2003. The majority of the increase in net sales in the fourth quarter of 2004 is the result of higher prices per pound of wire shipped, driven primarily by higher copper raw material prices. Net income for the fourth quarter was $6.4 million versus $7.0 million in the fourth quarter of 2003. Fully diluted net income per common share was $.27 in the fourth quarter of 2004 compared to $.30 of net income per share in the fourth quarter of 2003. All net income and fully diluted net income per share amounts in this press release have been restated to reflect the effect of the Company’s 3-for-2 stock split which was paid as a stock dividend in August 2004.

Net sales for the year ended December 31, 2004 increased 57% to $603.2 million compared to $384.8 million in 2003. Net income increased 132% to $33.4 million in 2004 versus $14.4 million in 2003. Fully diluted net income per share was $1.42 in 2004 versus $.63 in 2003.

Due to our management of inventory levels during the fourth quarter of 2004, the Company liquidated the LIFO inventory layers established in 2002, 2001, 1999 and a portion of the inventory layer established in 1998. As a result, under the LIFO method, these inventory layers were liquidated at historical costs, that were less than current costs, which favorably impacted net income for the quarter by approximately $5.2 million. Coupled with the liquidation of LIFO inventory layers in the third quarter, the full year results were favorably impacted by approximately $7.5 million.

Commenting on the results, Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “Encore Wire continues to produce strong results. These results are impressive in light of the significant volatility in the copper and wire markets that continued in the fourth quarter of 2004. During the quarter copper prices ranged from a low of $1.26 to a high of $1.54. Margins on building wire were similarly volatile during the quarter as our industry struggled to determine optimum pricing levels. However, I believe it is important to focus on Encore Wire’s accomplishments during 2004.

•	Net sales of $603.2 million exceeded the record set in 2003 of $384.8 by 57%.

•	Unit volume, measured in millions of copper pounds, exceeded last years record by 10.5%, maintaining our unbroken string of year over year unit volume increases since the Company was founded.

•	Net Income of $33.4 million exceeding the 1997 record of $21.7 million by 54%.

•	Earnings per share of $1.42 per share versus the previous high of $.88 in 1997.

•	Our working capital balance increased $26.4 million in 2004 and we spent $23.8 million on capital expenditures, yet we paid our debt down $3.6 million during the year, speaking to our very strong cash flow.

•	Our debt to equity balance is 31.2% at December 31, 2004, allowing us plenty of room to grow our business with the Bank financing we have in place and keeping our balance sheet strong to weather any future downturns in the industry.

•	We refinanced the Company twice in the past year at very favorable terms, leveraging our top-tier financial strength at a time when the financial markets offered us the opportunity. We have lowered our interest costs and increased the length of the debt agreements.

Our cash flow in the quarter just ended was also very strong, with positive cash flow from operations of $21.7 million. Our distribution center expansion was completed in the quarter, and the projects streamlining our production plants are on schedule. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS

Current Assets
Cash	$2,640	$391
Receivables, net	108,752	81,430
Inventories	39,111	59,344
Prepaid Expenses and Other	11,661	5,112

Total Current Assets	162,164	146,277

Property, Plant and Equipment, net	88,679	78,924

Other Assets	672	98

Total Assets	$251,515	$225,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$15,090	$24,430
Accrued Liabilities and Other	14,392	15,590

Total Current Liabilities	29,482	40,020

Long Term Liabilities
Note Payable	49,836	53,425
Non-Current Deferred Income Taxes	12,653	10,078

Total Long Term Liabilities	62,489	63,503

Total Liabilities	91,971	103,523

Stockholders’ Equity
Common Stock	259	170
Additional Paid in Capital	38,020	34,193
Treasury Stock	(15,275)	(15,275)
Retained Earnings	136,540	102,688

Total Stockholders’ Equity	159,544	121,776

Total Liabilities and Stockholders’ Equity	$251,515	$225,299

Note: Amounts have been restated to reflect the effect of the August 2004 3-for-2 stock split.

Encore Wire Corporation
Condensed Consolidated Statement of Income
(In Thousands, except per share amounts)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2004		2003		2004		2003

Net Sales	$147,506	100.0%	$123,136	100.0%	$603,225	100.0%	$384,750	100.0%
Cost of Sales	126,827	86.0%	102,353	83.1%	506,819	84.0%	328,887	85.5%

Gross Profit	20,679	14.0%	20,783	16.9%	96,406	16.0%	55,863	14.5%

Selling, General and Administrative Expenses	10,959	7.4%	9,219	7.5%	42,218	7.0%	31,090	8.1%

Operating Income	9,720	6.6%	11,564	9.4%	54,188	9.0%	24,773	6.4%

Net Interest & Other Expense	328	0.2%	599	0.5%	2,384	0.4%	2,310	0.6%

Income before Income Taxes	9,392	6.4%	10,965	8.9%	51,804	8.6%	22,463	5.8%

Income Taxes	2,956	2.0%	3,948	3.2%	18,444	3.1%	8,087	2.1%

Net Income	$6,436	4.4%	$7,017	5.7%	$33,360	5.5%	$14,376	3.7%

Basic Earnings Per Share	$0.28		$0.31		$1.45		$0.63

Diluted Earnings Per Share	$0.27		$0.30		$1.42		$0.63

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,104		22,689		23,018		22,682

-Diluted	23,472		23,148		23,528		22,924

Note: Amounts have been restated to reflect the effect of the August 2004 3-for-2 stock split.